PROPRIETARY RIGHTS AND CONFIDENTIALITY AGREEMENT

The undersigned is being hired to perform services as an employee or independent contractor working for Redneck Foods, Inc., a Delaware corporation ("Company"). In consideration of the undersigned's original and continuing employment with or work for Company in a capacity in which he or she may receive access or contribute to the production of Confidential Information (as defined below), the undersigned agrees as follows:
For purposes of this Agreement, "Confidential Information" shall mean information or material proprietary to Company or designated as Confidential Information by Company and not generally known by non-Company personnel, which the undersigned develops or of which the undersigned may obtain knowledge or access through or as a result of the undersigned's relationship with Company (including information conceived, originated, discovered or developed in whole or in part by the undersigned). The Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, ideas, inventions, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, "know-how", marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, financial information and employee files. Confidential Information also includes any information described above which Company obtains from another party and which Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by Company. INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME THE UNDERSIGNED FIRST LEARNS OF SUCH INFORMATION, OR GENERIC INFORMATION OR KNOWLEDGE WHICH THE UNDERSIGNED WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT OR WORK ELSEWHERE IN THE TRADE, SHALL NOT BE DEEMED PART OF THE CONFIDENTIAL INFORMATION.

All notes, data, reference materials, sketches, drawings, memoranda, documentation and records in any way incorporating or reflecting any of the Confidential Information and all proprietary rights therein, including copyrights, shall belong exclusively to Company and the undersigned agrees to turn over all copies of such materials in the undersigned's control to Company upon request or upon termination of the undersigned's employment with Company.

The undersigned agrees during his or her employment by Company and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of the undersigned's work for Company.
The undersigned agrees that any inventions, ideas or original works of authorship in whole or in part conceived or made by the undersigned during or after the term of his or her employment or relationship with Company which are made through the use of any of the Confidential Information or any of Company's equipment, facilities, supplies, trade secrets or time, or which relate to the Company's business or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by the undersigned for Company, shall belong exclusively to Company and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the undersigned agrees that any such original works of authorship shall be deemed to be "works made for hire" and that Company shall be deemed the author thereof under the U.S. Copyright Act (Title 17 of the U.S. Code), provided that in the event and to the extent such works are determined not to constitute "works made for hire" as a matter of law, the undersigned hereby irrevocably assigns and transfers to Company all right, title and interest in such works, including but not limited to copyrights. This agreement shall be construed in accordance with the provisions of
Section 2870 of the California Labor Code (a copy of which is attached hereto) relating to inventions made by an employee, and accordingly this Agreement is not intended and shall not be interpreted to assign to or vest in Company any of the undersigned's rights in any inventions other than those described in the first sentence of this Section 4.

Attached is a complete description of all inventions or original works of authorship made by the undersigned prior to his or her employment with Company, and it is agreed that these inventions and original works of authorship shall be excluded from the provisions of Section 4 above.

Because of the unique nature of the Confidential Information, the undersigned understands and agrees that Company will suffer irreparable harm in the event that the undersigned fails to comply with any of his or her obligations under Sections 2, 3 or 4 above and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, the undersigned agrees that Company will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of Sections 2, 3 and 4 above.

This Agreement shall be governed by California law applicable to contracts between residents of California which are wholly executed and performed in California. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written. In the event that any provision hereof or any obligation or grant of rights by the undersigned hereunder is found invalid or unenforceable pursuant to judicial decree or decision, any such provision, obligation or grant of rights shall be deemed and construed to extend only to the maximum permitted by law, and the remainder of this Agreement shall remain valid and enforceable according to its terms.
I agree to the above terms and acknowledge receipt of a copy of this Agreement.

Date: ____________________________
Signature: ________________________
Name (printed): ___________________
Social Security No: _________________
Mailing Address: ___________________

CALIFORNIA LABOR CODE

2870.  Employment Agreements; Assignment of Rights
(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information, except for those inventions that either:
   (1) Relate at the time of conception or reduction to practice of the invention to the employer's business or actual or demonstrably anticipated research or development of the employer; or
   (2)   Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.